Pricing Supplement No.8 Dated November 9, 1999
(To Prospectus and Prospectus Supplement Dated May 27, 1999)

                              U.S.$8,000,000,000
                                                                Rule 424 (b)(3)
                                                         Registration Statement
                                                                No.  333-75177
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue



     Ford Motor Credit Company has designated $25,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Chase Securities Inc. has agreed to purchase the Notes at a price of 99.855% of their principal amount for resale at varying prices as determined by Chase Securities Inc. at the time of resale.


Issue Date:                       November 12, 1999.


Maturity Date:                    January 15, 2003.


Principal Amount:                 $25,000,000.


Interest Rate Basis:              LIBOR Telerate having an Index
                                  Maturity of three months plus
                                  20 basis points, except that the
                                  interest rate in effect for the
                                  period from and including the
                                  Issue Date to but not including
                                  January 18, 2000 shall be 6.315%
                                  per annum.


Interest Determination
 Date:                            Two London banking days prior to Interest
                                  Reset Date.

Interest Reset Dates:             On January 18, 2000 and
                                  thereafter quarterly on the
                                  15th day of April, July, October
                                  and January,commencing April 15,
                                  2000 until the Notes are paid in
                                  full.

Interest Payment Dates:           On January 18, 2000 and
                                  thereafter quarterly on the
                                  15th day of April, July,
                                  October and January,
                                  commencing April 15, 2000.

CUSIP No.                         345402 4K4

Reference Agent:                  The Chase Manhattan Bank.


                         CHASE SECURITIES INC.